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                                                                   Exhibit 23.10



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Enersis S.A. on Form F-4 our report dated February 1, 2002, which report expresses an unqualified opinion and includes an explanatory paragraph referring to the economic and political situation in Argentina, relating to the financial statements of Empresa Nacional de Electricidad S.A. (Endesa Chile) and subsidiaries as of and for the year ended December 31, 2002, not presented separately, appearing in the Annual Report on Form 20-F/A of Enersis for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte

DELOITTE

Santiago, Chile

February 18, 2004